                                                                  EXHIBIT T3C.2


                             INTERCREDITOR AGREEMENT


         THIS INTERCREDITOR AGREEMENT (the "Agreement") is made and entered into effective as of __________, 2004, by and among BANK ONE, N.A., a national banking association ("Bank One"); WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, solely in its capacity as Trustee (the "Trustee") for the holders of certain New Notes (as hereinafter defined) issued pursuant to a New Indenture (as hereinafter defined); Continental Conveyor and Equipment Company, a Delaware corporation, and Goodman Conveyor Company, a Delaware corporation (individually a "Borrower" or collectively the "Borrowers").

                                   BACKGROUND

         A. Bank One has heretofore made a secured loan (the "Original Bank One Secured Loan") to Borrowers.

         B. Borrowers are wholly owned subsidiaries of Continental Global Group, Inc., a Delaware corporation (the "Company").

         C. Company has heretofore issued certain Old Notes (as hereinafter defined) to certain investors pursuant to a certain Old Indenture (as hereinafter defined).

         D. Borrowers guaranteed the obligations of Company under the Old Notes.

         E. Company is in default of its obligations under the Old Notes, and pursuant to a Restructuring Agreement (as hereinafter defined), Company has agreed to exchange the Old Notes for the New Notes, subject to fulfillment of the various terms and conditions of the Restructuring Agreement.




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         F. Borrowers are in violation of certain covenants of the Original Bank
One Secured Loan, and Borrowers have requested that Bank One waive such violations and extend and modify certain terms of the Original Bank One Secured Loan (such Original Bank One Secured Loan, as extended and modified, is hereinafter referred to as the "Bank One Restated Secured Loan").

         G. As a condition of the consummation of the Restructuring Agreement, Company and the Trustee, on behalf of the holders of the New Notes, have requested that Borrowers guarantee Company's obligations under the New Notes and secure such guarantee by granting a subordinated second position security interest in certain of their respective assets.

         H. Under the terms of both the Original Bank One Secured Loan and the Bank One Restated Secured Loan, Borrowers cannot grant any additional security interests in their respective assets without the consent of Bank One.

         I. Bank One is willing to grant such consent on the condition that the Trustee, on behalf of the holders of the New Notes, agree to fully subordinate any rights and claims they, or either of them, may have against Borrowers and Borrower's assets pursuant to such guaranty, the New Note Security Agreement, the New Note Mortgages or any other document granting a security interest or lien therein or thereto, in accordance with the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Definitions. Capitalized terms used in this Agreement but not defined elsewhere herein shall be defined as set forth below.

         "Bank One" means Bank One, N.A., a national banking association, and its successors and assigns.



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         "Bank One Restated Secured Loan Agreement" means an Agreement or
Agreements entered into between Bank One and Borrowers with respect to the Bank One Restated Secured Loan, and all modifications, amendments, restatements and substitutions thereof and thereto from time to time.

         "Bank One Senior Obligations" mean any and all obligations of every kind or description whatsoever which may at any time be owing to Bank One by Borrowers under the terms of the Bank One Restated Secured Loan and Mortgages.

         "Borrowers" means Continental Conveyor and Equipment Company and Goodman Conveyor Company, and "Borrower" means either one of such Companies.

         "Closing Date" has the meaning set forth in Section 11 of the Restructuring Agreement.

         "Collateral" means the assets of Borrowers securing the New Notes pursuant to the New Note Security Agreement and the New Note Mortgages, including the assets of Borrowers which are subject to the security interests which Borrowers have granted to Bank One pursuant to the Bank One Restated Secured Loan Agreement, and the liens granted to Bank One pursuant to the Mortgages.

         "Exchange" means the exchange of the Old Notes for the New Notes.

         "Exchange Offer" means the offer to be made by the Company to exchange the Old Notes for cash and the New Notes.

         "Mortgages" shall mean those certain mortgages, deeds of trust, and all modifications, amendments, restatements and substitutions thereof and thereto, heretofore, herewith or hereafter granting liens to Bank One to secure the indebtedness evidenced by the Original Bank One Secured Loan and the Bank One Restated Secured Loan Agreement.


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         "New A Notes" means the Company's 9% Series A Senior Secured Notes, to be issued pursuant to the New Indenture, in the original aggregate principal amount of up to Sixty-Five Million Dollars ($65,000,000).

         "New B Notes" means the Company's 13% Series B Senior Secured Notes, to be issued pursuant to the New Indenture, in the original aggregate principal amount of up to Ten Million Dollars ($10,000,000).

         "New Indenture" means the Indenture to be entered into among the Company, each Subsidiary Guarantor (as defined in the New Indenture) and the Trustee, relating to the New Notes.

         "New Note Holders" mean the holders of the New Notes.

         "New Notes" means the New A Notes and New B Notes.

         "New Note Mortgages" means those certain mortgages, deeds of trust, and all modifications, amendments, restatements and substitutions thereof and thereto, heretofore, herewith or hereafter granting liens in real property to the Trustee to secure the indebtedness evidenced by the New Notes and the New Indenture.

         "New Note Security Agreement" means that certain Security Agreement between Borrowers, Company and the Trustee whereby Borrowers shall grant a security interest in the Collateral to secure the obligations guaranteed by the Borrowers under the New Indenture, which security interest is subordinated to that of Bank One in accordance with the terms hereof.

         "Old Indenture" means the Indenture, dated as of April 1, 1997, among the Company, each Subsidiary Guarantor (as defined therein) and the Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee, relating to the Old Notes.


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         "Old Notes" means the Company's 11% Series A Senior Notes due 2007 and the Company's 11% Series B Senior Notes due 2007 issued pursuant to the Old Indenture, in the aggregate principal amount of One Hundred Twenty Million Dollars ($120,000,000).

         "Original Bank One Secured Loan" shall mean that certain Amended and Restated Credit Facility and Security Agreement dated July 25, 2002, as amended, modified and extended.

          "Person" means any individual or any partnership, corporation, joint venture, limited liability company or other unincorporated organization or entity or any association, trust, or governmental unit.

         "Pledged Collateral" means any Collateral in the possession or control of Bank One (or its agents or bailees), to the extent that possession or control thereof is necessary to perfect a lien thereon under the Uniform Commercial Code.

         "Restructuring Agreement" means that certain Restructuring Agreement dated as of July 22, 2004 by and between Continental Global Group, Inc., a Delaware Corporation, N.E.S. Investment Co. and Wayzata Investment Partners LLC (as amended).

         "Trustee" means Wells Fargo Bank, National Association, solely in its capacity as trustee for the New Note Holders, or, if a successor trustee is appointed pursuant to the New Indenture, such successor from and after its appointment.

         2.       Rights in Collateral.

                  2.01 Consent to Security Interest. Upon the terms and conditions set forth herein, Bank One hereby consents to the grant by Borrowers of a security interest in the Collateral in favor of the Trustee for the benefit of the holders of the New Notes, to secure Borrowers' obligations under the New Notes and the Indenture.

                  2.02. Perfection and Priority of Security Interests. (a) Any and all security interests, assignments, pledges and other liens, charges or encumbrances now existing or



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hereafter created or arising in favor of the Trustee in the Collateral with respect to the New Note Security Agreement and the New Note Mortgages, are expressly junior in priority, operation and effect to any and all security interests, assignments, pledges and other secured claims, liens, charges or encumbrances now existing or hereafter created or arising in favor of Bank One with respect to the security interests and liens in and to the Collateral granted under the Bank One Restated Secured Loan Agreement and Mortgages, notwithstanding anything to the contrary contained in any agreement or filing to which the Trustee may now or hereafter be a party, and irrespective of the time, order or method of attachment or perfection of any financing statements or other security interests, assignments, pledges and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing.

                  (b) The Trustee, on behalf of itself and the holders of the New Notes, hereby acknowledges that the Bank One Senior Obligations represent, in part, indebtedness that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced (even to $0) and subsequently reborrowed, and that the terms of the Bank One Senior Obligations may be modified, extended, amended, restated, compromised, supplemented, terminated, waived or released from time to time, and the aggregate amount of the Bank One Senior Obligations may be increased, renewed, replaced or refinanced, all without notice to or consent by the Trustee and without affecting the provisions hereof. The lien priorities provided in this Section 2.02 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Bank One Senior Obligations, the New Indenture, the New Note Security Agreement, the New Note Mortgages, or any portion thereof, nor by any action that Bank One or the Trustee may take or fail to take in respect of the Collateral.


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                  (c) For purposes of perfecting the Trustee's security interest in the Collateral and the proceeds thereof, the parties hereby acknowledge that the Borrowers will, at their sole cost and expense, perform any and all acts and execute and file such UCC-1 financing statements and mortgage deeds or deeds of trust covering the Collateral as shall be necessary or advisable to in order to grant and make effective the security interest and/or liens of the Trustee in and to the Collateral. The parties agree that all UCC-1 financing statements, mortgage deeds or deeds of trust or similar such documents, filed to make effective and maintain the Trustee's security interests and/or liens in the Collateral shall be in form satisfactory to Bank One and shall contain the notation substantially a follows: "The interest of the [Secured Party] [Mortgagee] in the [collateral] [real property] described herein is junior and subordinate to the interests of Bank One and its successors and assigns, under that certain [Amended and Restated Bank One Loan and Security Agreement] [Mortgage Deed] (as amended, supplemented or otherwise modified from time to time) with Borrowers, pursuant to that certain Intercreditor Agreement among Bank One, N.A., Wells Fargo Bank, National Association, as Trustee, Continental Conveyor and Equipment Company and Goodman Conveyor Company (as amended, supplemented or otherwise modified from time to time)."

                  (d) The arrangements described in paragraphs (a), (b) and (c) above shall in no way be construed as imposing any duties or other obligations on Bank One other than to transfer to the Trustee (or as a court of competent jurisdiction may otherwise direct) the proceeds, if any, that remain following a sale, transfer or other disposition of all or any portion of the Collateral by Bank One and the payment and satisfaction in full of any and all Bank One Senior Obligations or, if Bank One shall still be in possession of all or any part of the Collateral after such payment and satisfaction in full, the Collateral or such part thereof remaining, without representation or warranty on the part of Bank One. At all times until the Bank One Senior Obligations shall have been paid and satisfied in full and in cash, Bank One shall be entitled to sell, transfer or otherwise dispose of or deal with the Collateral as provided in the Bank One Restated Loan Agreement and/or Mortgages without regard to the security interest and/or lien of the Trustee therein, or any rights to which the Trustee would otherwise be entitled as a result of such security interest and/or lien, the only obligation of Bank One to the Trustee in respect thereof being to promptly deliver to the Trustee (unless otherwise directed in writing by the Trustee or by a court of competent jurisdiction) any proceeds remaining from such sale, transfer or other disposition of any part or all of the Collateral after such payment and satisfaction in full and in cash of the Bank One Senior Obligations or, if Bank One shall still be in possession of all or any part of the Collateral after such payment and satisfaction in full, the Collateral or such part thereof remaining, without representation or warranty on the part of Bank One, provided that nothing contained in this sentence shall be construed to give rise to, nor shall the Trustee have, any claims whatsoever against Bank One on account of any act or omission to act in connection with the exercise of any right or remedy of Bank One with respect to the Collateral (other than with respect to any claims that may arise as a result of the failure of Bank One, after the payment and satisfaction in full of the Bank One Senior Obligations, to deliver any remaining Collateral or proceeds thereof to the Trustee). Without the prior written consent of Bank One, the Trustee shall not, and shall not attempt to, exercise any rights of enforcement with respect to (A) the Bank One security interest and/or lien in the Collateral or (B) the Trustee's security interest and/or lien in the Collateral, whether pursuant to the New Note Security Agreement, the New Note Mortgages or otherwise, until the payment and satisfaction in full of the Bank One Senior Obligations; provided, that, subject to all rights of Bank One under this Agreement, including without limitation Bank One's prior right to all proceeds derived from the sale or other disposition of any part or all of the Collateral, in the event Bank One has instituted and is then


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



maintaining any proceedings or action to foreclose and enforce Bank One's liens and security interests with respect to any part or all of the Collateral, then the Trustee may file protective pleadings in such proceedings and actions to assert its junior lien and security interests in the Collateral so long as the Trustee does not interfere with or impede such action or proceeding of Bank One.

                  (e) In the event a proceeding under Title 11 of the U.S. Code (the "Bankruptcy Code") or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against any Borrower, the Trustee shall not file any objection based upon the failure to provide adequate protection for its junior lien and/or security interest to any motion filed in such proceeding seeking: (i) authorization for such Borrower under Section 363 of the Bankruptcy Code (or the analogous provision of such other law) to use cash collateral (as defined therein) to the extent that Bank One has given its consent, (ii) authorization for such Borrower under Section 364 of the Bankruptcy Code (or the analogous provision of such other law) to incur secured indebtedness and priority administration indebtedness to Bank One or an affiliate of Bank One for loans (a "Bank One DIP Loan") that may be made by Bank One or an affiliate of Bank One to such Borrower after the commencement and/or termination of such proceedings, and to secure the repayment and performance of such post-petition indebtedness (and interest thereon and costs and expenses in connection therewith) by granting to Bank One or such affiliate of Bank One a first-priority security interest in and a first-priority lien on any part or all the Collateral, (iii) authorization for such Borrower under
Section 364 of the Bankruptcy Code (or the analogous provision of such other law), to grant to Bank One or such affiliate of Bank One a first priority security interest in and a first-priority lien on any part or all the Collateral and (iv) authorization for such Borrower under the Bankruptcy Code to grant Bank One adequate protection, whether in the form of cash payments, accrued interest or otherwise, in


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




connection with the use of cash collateral or in connection with the transactions contemplated by clauses (i) through (iii) hereof; provided, however that nothing contained in this Section 2.02(e) or Section 2.03 shall prohibit the Trustee from (and, with respect to clauses (x) and (z) following, Bank One agrees not to object to the Trustee): (w) offering, obtaining from other sources and/or participating in post-petition financing to the Borrower, (x) seeking adequate protection solely in the form of a priority claim under the Bankruptcy Code subordinate to any similar claim now or hereafter held by Bank One or an affiliate of Bank One, provided such priority claim is subject to the terms of this Agreement, (y) objecting to the reasonableness of the terms of any proposed Bank One DIP Loan, or (z) requesting a replacement lien subordinate to any lien now or hereafter held by Bank One or an affiliate of Bank One, provided such replacement lien is subject to the provisions of this Agreement.

                  2.03. No Interference; Right to Instruct; Payment Over; Reinstatement; Permitted Actions; Voting; Absolute Stand Still. (a) The Trustee shall (i) not take or cause to be taken any action, the purpose or effect of which is, or could be, to make or cause any security interest and/or lien of the Trustee to be or become pari passu with, or to give the Trustee any preference or priority relative to, the Bank One security interest and/or lien or Bank One Senior Obligations with respect to the Collateral or any part thereof, (ii) not interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any part or all of the Collateral by Bank One, (iii) have no right to (A) direct Bank One to exercise any right, remedy or power with respect to the Collateral or (B) consent to the exercise by Bank One of any right, remedy or power with respect to the Collateral, (iv) not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against Bank One seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and Bank One shall not be liable for, any action taken or omitted to be taken by



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Bank One with respect to the Collateral, (v) not, unless consented to by Bank One, commence, prosecute or maintain judicial or nonjudicial foreclosure or execution proceedings (except to the extent permitted by the proviso to the last sentence of Section 2.02(d)) with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, seek adequate protection (except as permitted under Section 2.02(e) or in connection with any request by the Borrowers to incur secured indebtedness or priority administrative indebtedness to any party other than Bank One), seek relief of stay with respect to, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, the Collateral (other than filing a proof of claim) until all the Bank One Senior Obligations shall have been paid and satisfied in full and Bank One has no further commitments to advance funds to or for the benefit of Borrowers, (vi) not seek to, and Trustee (on behalf of the holders of the New Notes) hereby waives any right to, have the Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Collateral,
(vii) not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement,
(viii) not, if a proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against any Borrower prior to the time when the Bank One Senior Obligations have been paid in full, object to the allowance of Bank One's claims consistent with the terms of the Bank One Restated Secured Loan Agreement, (ix) immediately give Bank One written notice in the event or upon the occurrence of any default by Company and/or Borrowers under the terms of the New Notes or the New Indenture, which notice shall describe the default and recite the corresponding default section or sections under the New Notes and/or New Indenture (a "New Note Default Notice"), and (x) not, in the event of a default by Company of any of its obligations under the New Notes or the New Indenture, and if pursuant to


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such New Notes and New Indenture, the Trustee is entitled to, and elects to, accelerate the indebtedness evidenced by the New Notes, proceed against Borrowers or any one of them under the New Note Security Agreement or otherwise or to attempt to collect from Borrowers any portion of such indebtedness and, without limiting the generality of the foregoing, not institute any legal proceeding or take any other action in any court against Borrowers, or any one of them, until the first to occur of:

                  (w) the date that all the Bank One Senior Obligations have been paid and satisfied in full and Bank One has no further commitments to advance funds to or for the benefit of Borrowers, or

                  (x) one-hundred twenty (120) days after the earlier of:

                           (1) a default under the New Indenture resulting from a default under the Bank One Restated Secured Loan Agreement; or

                           (2) the date any New Note Default Notice is delivered by the Trustee to Bank One where the default under the New Notes or New Indenture is caused by any default other than either a cross-default to the Bank One Restated Secured Loan Agreement or non-payment of interest on, or liquidated damages, if any, with respect to the New Notes; provided, that such 120 day period shall toll during the period of any waiver of any default contemplated in this subsection (x); and, provided, further, that upon cure of any default contemplated in this subsection (x), such 120 day period shall be reset and begin anew upon the occurrence of any subsequent default; or

                  (y) ninety (90) days after the date any New Note Default Notice is delivered to Bank One where the default under the New Notes or New Indenture is caused by



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                  a default for non-payment of interest on, or liquidated
                  damages, if any, with respect to the New Notes; provided, that such 90 day period shall toll during the period of any waiver of any default contemplated in this subsection (y); and, provided, further, that upon cure of any default contemplated in this subsection (y), such 90 day period shall be reset and begin anew upon the occurrence of any subsequent default and the delivery of a New Note Default Notice with respect thereto; or

                  (z) one or more i) parties to a contract (including a financing contract) with the Company or either of the Borrowers gives notice of default pertaining to money due and (to the extent they have the right to under such contract) accelerates their respective claim, and/or files a complaint in a court of competent jurisdiction, and/or ii) suppliers of goods or services to the Company or either of the Borrowers files a complaint in a court of competent jurisdiction, against the Company, the Borrowers and/or any one or all of their assets, seeking recovery on a debt or obligation in the case of the foregoing clauses i) and/or ii) in an amount of not less than $500,000 (in any single action or collectively in the aggregate).

                  (b) In the event of a sale, transfer or other disposition of the Collateral in accordance with the provisions of the Bank One Restated Secured Loan Agreement, the Mortgages, or pursuant to any judicial or nonjudicial foreclosure proceedings with respect to the Collateral undertaken by or on behalf of Bank One, any security interest or lien of the Trustee in such Collateral shall terminate and be released automatically and without further action to the extent that the lien of Bank One in such Collateral is released. The Trustee shall promptly execute and deliver to Bank One all necessary instruments and documents to evidence such termination and release and/or provide written authorization to Bank One to execute and/or file such termination and release. Notwithstanding the foregoing, the Trustee shall not be deemed to release or terminate the security interest or lien of the Trustee on any proceeds of the sale, transfer or disposition of Collateral to the extent that any such proceeds are in excess of the amount paid or payable to Bank One to satisfy in full all the Bank One Senior Obligations.

                  (c) If the Trustee shall obtain possession of any of the Collateral, shall realize any payment in respect of the Collateral or shall realize any payment or receive any distribution not permitted under this Agreement, in each case prior to the time when the Bank One Senior Obligations have been paid in full, then the Trustee shall hold such Collateral, payment or distribution in trust for Bank One, and promptly following Trustee's receipt of written request from Bank One, transfer such Collateral, payment or distribution to Bank One (accompanied by any necessary endorsement). If, at any time, all or part of any payment with respect to the Bank One Senior Obligations previously made is rescinded for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or any other Person), the Trustee shall, following Trustee's receipt of written request from Bank One, promptly turn any Collateral then held by it over to Bank One, and the provisions set forth in this Agreement (including without limitation, the subordination provisions set forth herein) shall continue to be effective or be reinstated, as the case may be, as if such payment had not been made, until the payment and satisfaction in full of the Bank One Senior Obligations.

         3.  Bailee for Perfection.

         (a) Bank One agrees to hold the Pledged Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Trustee and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the New Note Security Agreement, subject to the terms and conditions of Sections 2 and 3.



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




         (b) Until the discharge in full of the Bank One Senior Obligations has occurred, Bank One shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Bank One Restated Secured Loan Agreement and Mortgages as if the security interests and/or liens of the Trustee did not exist. The rights of the Trustee shall at all times be subject to the terms of this Agreement and to Bank One's rights under the Bank One Restated Secured Loan Agreement and Mortgages.

         (c) Bank One shall have no obligation whatsoever to the Trustee or any New Note Holder to assure that the Pledged Collateral is genuine or owned by any of the Borrowers or to preserve rights or benefits of any Person except as expressly set forth in Sections 2 and 3. The duties or responsibilities of Bank One under this Section 3 shall be limited solely to holding the Pledged Collateral as bailee for the Trustee for purposes of perfecting the lien held by the Trustee.

         (d) Bank One shall not have by reason of this Agreement or any other document a fiduciary relationship in respect of the Trustee or any New Note Holder.
         (e) Upon the payment in full of the Bank One Senior Obligations and the termination of any other obligation of Bank One to advance funds to any Borrower, Bank One shall deliver to the Trustee the remaining Pledged Collateral (if any) together with any necessary endorsements (or otherwise allow the Trustee to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct.

         4. Miscellaneous.

            4.01. Authority. The Trustee warrants and represents to Bank One that the Trustee has the full power and authority to enter into, execute and deliver the New Indenture.



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




            4.02. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                   a)    Bank One, N.A.
                         50 South Main Street, 2nd Floor
                         MC OH2-5167
                         Akron, Ohio  44308
                         Attn: Roger F. Reeder, Vice President

                         with a copy to:

                         Ulmer & Berne LLP
                         1300 E. Ninth Street, Ninth Floor
                         Cleveland, Ohio  44114-1583
                         Attn:  Alan W. Scheufler

                   b)    Wells Fargo Bank, National Association
                         Corporate Trust Services
                         MAC N9303-120
                         6th and Marquette Avenue
                         Minneapolis, MN  55479
                         Attn:  Corporate Trust

                   c)    Continental Conveyor & Equipment Company
                         438 Industrial Drive
                         Winfield, Alabama  35594

                         and

                         Goodman Conveyor Company
                         U.S. Route 178
                         Belton, South Carolina  29627

                         with a copy to:

                         Squire Sanders & Dempsey LLP
                         4900 Key Tower
                         127 Public Square
                         Cleveland, Ohio  44114-1304
                         Attn:  David Zagore, Esq.


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




                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  4.03. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO.

                  4.04. Further Assurances. Bank One, the Trustee, and Borrowers agree to execute such further documentation and take such further action as shall be reasonably necessary to fully effectuate the provisions of this Agreement (and in the case of Bank One and the Trustee, at the expense of Borrowers).

                  4.05. Modification of Agreement. (a) No modification or amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Bank One and the Trustee.

                  (b) No waiver of any provision of this Agreement and no consent to any departure by any party hereto from the provisions hereof shall be effective unless such waiver or consent shall be set forth in a written instrument executed by the party against which it is sought to be enforced, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances.

                  4.06. Successors and Assigns. (a) This Agreement shall be binding on and inure to the benefit of the parties hereto, and their respective successors and permitted assigns (including any assignee) of Bank One in accordance with the terms of the Bank One Restated

Secured Loan Agreement and the Trustee and the New Note Holders in accordance with the terms of the New Indenture. The rights and obligations of Bank One and the Trustee under this Agreement shall be assigned automatically (without the need for execution of any document or any other action) to, and the term "Bank One" or "Trustee" as used in this Agreement shall include, any assignee, transferee or successor of such Bank One under the Bank One Restated Secured Loan Agreement, or the Trustee under the New Indenture, as the case may be, in accordance with the terms and upon the effectiveness of an assignment pursuant to the Bank One Restated Secured Loan Agreement and the New Indenture, as the case may be, and any such assignee, transferee or successor shall automatically become a party to this Agreement. If required by any party to this Agreement, such assignee, transferee or successor shall execute and deliver to the other parties to this Agreement a written confirmation of its assumption of the obligations of the assignor or transferor hereunder. Each of Bank One and the Trustee agrees that it shall deliver a complete copy of this Agreement to any potential assignee, transferee or successor of such Bank One or the Trustee prior to the execution of any such assignment or transfer. Bank One may, without the consent of the other parties hereto, sell one or more participations in the Bank One Restated Secured Loan pursuant to the terms and conditions of the Bank One Restated Secured Loan Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, expressed or implied, the agreements of Bank One and the Trustee contained herein shall not be construed to confer upon any Person (including Borrowers), other than Bank One and the other holders of Bank One Senior Obligations, the Trustee, and, to the extent permitted by the terms and provisions of the New Indenture, the New Note Holders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  4.07. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  4.08. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall constitute an original but all of which, when taken together, shall constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                  4.09. Headings. The section headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or construction of any provisions hereof.

                  4.10. Termination. This Agreement shall terminate automatically upon the indefeasible payment in full in cash of the outstanding Bank One Senior Obligations, but only if Bank One has no further commitments to advance additional funds to Borrower; provided, however that Section 2.03(c),
Section 3, Section 4.02, Section 4.03, Section 4.04 and this Section 4.10 shall survive, and remain operative and in full force and effect, regardless of the termination of this Agreement.

                  4.11. Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior representations, negotiations, writings, memoranda and agreements.

                  4.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers, all as of the day and year first above written.

                              WELLS FARGO BANK, NATIONAL
                              ASSOCIATION, in its capacity as Trustee under the New Indenture (the "Trustee")

                              By:
                                  -----------------------------------------
                              Name:
                                    ---------------------------------------
                              Title:
                                    ---------------------------------------


                              BANK ONE, N.A. ("Bank One")

                              By:
                                  -----------------------------------------
                              Name:
                                    ---------------------------------------
                              Title:
                                    ---------------------------------------


                              CONTINENTAL CONVEYOR &
                                   EQUIPMENT COMPANY ("Borrower")

                              By:
                                  -----------------------------------------
                              Name:
                                    ---------------------------------------
                              Title:
                                    ---------------------------------------

                              GOODMAN CONVEYOR COMPANY
                                                                 ("Borrower")

                              By:
                                  -----------------------------------------
                              Name:
                                    ---------------------------------------
                              Title:
                                    ---------------------------------------


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